Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

December 8, 2016

Simulations Plus Reports Record Preliminary Revenues for First Quarter FY2017

LANCASTER, CA, December 8, 2016 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for the first quarter of its fiscal year 2017, ending November 30, 2016 (1QFY17).

Mr. John Kneisel, chief financial officer of Simulations Plus, stated: “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 1QFY17. Earnings will not be released until just prior to the filing of our quarterly report on Form 10-Q. We expect to file our 10-Q with the U.S. Securities and Exchange Commission on or before the January 9, 2017 deadline.”

Preliminary results for the quarter:

•	Preliminary revenues increased 10.9% or $525,000, to $5.36 million, compared to $4.84 million for the same period in 2016.
o	Software and software-related services increased $217,000 or 6.8%, to $3.40 million or 63.4% of revenues for 1QFY17 compared to 1QFY16
o	Consulting service revenues increased $308,000, or 18.6%, to $1.96 million or 36.6% of revenues for 1QFY17 compared to 1QFY16
▪	Preliminary revenues in our Buffalo division increased $246,000 or 17.2%, to $1.67 million for 1QFY17 compared to 1QFY16
•	During 1QFY17, the company added 23 new software customers.
•	Cash as of November 30, 2016, was $8.85 million after the Company made a dividend distribution of approximately $861,000 on November 17, 2016.

John DiBella, vice president for marketing and sales of Simulations Plus, said: “With more pharmaceutical companies requesting the services of our expert consultants on a wide range of projects, plus consistent growth seen with in-house licensing of our technology, FY17 is off to a strong start. We were very pleased to see the U.S. Environmental Protection Agency (EPA) and Centers for Disease Control and Prevention (CDC) continue to add more licenses of our top-ranked ADMET Predictor™ and GastroPlus™ modeling software to assist with their safety research and toxicology initiatives. With training workshops scheduled around the world in 2017, plus new software releases expected over the next few months, we expect to educate more scientists and continue to expand our client base.”

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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